SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 27, 2004

(Date of earliest event reported)

GUITAR CENTER, INC.

(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	95-4600862
(State or Other Jurisdiction of incorporation)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California 91362
(Address of Principal Executive Offices, including zip code)

(818) 735-8800
(Registrant’s telephone number, including area code)

Item 5.        Other Events.

Financial Results for the Quarter ended March 31, 2004

General.  On April 27, 2004, Guitar Center, Inc. (“Guitar Center” or the “Company”) reported its financial results for the quarter ended March 31, 2004.  Net income for the first quarter of 2004 increased 123% to $11.8 million, or $0.46 per diluted share, compared to net income in the first quarter of 2003 of $5.3 million, or $0.22 per diluted share.  Consolidated net sales for the quarter ended March 31, 2004 increased 21.6% to $349.7 million from $287.5 million in the same period last year.

Guitar Center Stores.  During the first quarter, we opened a large format Guitar Center store in Brookfield, Wisconsin and small format stores in Mobile, Alabama, Ft. Myers, Florida, Albuquerque, New Mexico and Toledo, Ohio.  Net sales from Guitar Center stores were $263.5 million for the first quarter, a 20.7% increase from $218.3 million reported in the same period of 2003.  Comparable Guitar Center store sales increased 11% for the quarter.  Sales from new stores contributed $21.2 million and represent 46.8% of the total increase in Guitar Center store sales.

First quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 25.3% compared with 24.0% in the first quarter of 2003.  This increase reflects a higher than expected selling margin and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.3% as a percentage of net sales compared with 20.9% in the first quarter of 2003.  The decrease reflects leveraging due to higher than expected net sales, partially offset by increased spending on insurance and bonus accruals.

Direct Response Division.  In the first quarter, direct response net sales increased 28.2% to $76.8 million from $59.9 million in the first quarter of 2003. In the first quarter, gross margin for the direct response division was 32.0% compared with 31.3% in the first quarter of 2003.  The increase in gross margin resulted primarily from an increase in selling margin.  Selling, general and administrative expenses for the direct response division were 21.5% in the first quarter compared to 22.7% in the same period last year.  The decrease was primarily due to leveraging on better than expected sales and increased operational efficiencies.

American Music Stores.  Net sales from American Music stores were $9.4 million for the first quarter, approximately even with net sales of $9.3 million generated in the first quarter of 2003.  First quarter gross margin for the American Music stores was 36.1% compared with 37.2% in the first quarter of 2003.  Selling, general and administrative expenses for the American Music stores were 46.1% as a percentage of net sales compared with 41.2% in the first quarter of 2003.  As planned, selling, general and administrative expenses reflect the continued systems implementation and infrastructure build out.  As a result, we incurred an operating loss of $940,000 for the first quarter for these stores.

Liquidity and Interest Expense.  At March 31, 2004, we held cash balances of $19.0 million and had no borrowings drawn under our line of credit.  Interest expense in the first quarter of 2004 was $1.4 million compared to $3.1 million in the first quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced interest expense benefited earnings by $0.04 per diluted share in the first quarter.

Calculation of Earnings per Share.  For the three months ended March 31, 2004, the 2.9 million shares of common stock issuable upon conversion of the 4% senior convertible notes issued in June 2003 (reflecting an effective conversion price of $34.58 per share) were not deemed to be common stock equivalents and thus not considered in the calculation of earnings per share.  At such time that those notes become convertible, which generally involves trading prices of $41.50 per share for a specified period and designated corporate events, the security will be treated under the as-if converted method whereby for

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earnings per share purposes the 2.9 million conversion shares will be deemed outstanding and the after-tax interest expense for the period will be added back to net income.

Financial Tables.  In addition to the information above, the Company hereby incorporates by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 5 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 12.      Results of Operations and Financial Condition.

The information in this Item 12, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On April 27, 2004, Guitar Center issued a press release announcing its financial results for the quarter ended March 31, 2004.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: April 27, 2004	By	/s/ BRUCE ROSS
		Name:	Bruce Ross
		Title:	Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated April 27, 2004.

99.2	Financial tables attached to press release issued by Guitar Center, Inc., dated April 27, 2004